Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
Contact: Domenick Cama(973) 924-5105
dcama@myinvestorsbank.com

Investors Bancorp, Inc. Announces Fourth Quarter Financial Results and $0.05 Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - January 30, 2014 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $27.5 million for the three months ended December 31, 2013 compared to net income of $21.4 million for the three months ended December 31, 2012. Basic and diluted earnings per share was $0.24 for the three months ended December 31, 2013 compared to $0.20 for the three months ended December 31, 2012.

Net income for the year ended December 31, 2013 was $112.0 million compared to net income of $88.8 million for the year ended December 31, 2012. Basic and diluted earnings per share were $1.02 and $1.01, respectively, for the year ended December 31, 2013 compared to $0.83 and $0.82, respectively for the year ended December 31, 2012.

On December 6, 2013, the Company completed the acquisition of Roma Financial Corporation ("Roma Financial"). In connection with the acquisition, the Company issued 25.9 million shares of its common stock, of which 6.4 million shares went to Roma's public stockholders and 19.5 million shares were issued to Investors Bancorp MHC. The results for the quarter ended December 31, 2013 include one-time expenses related to the acquisition of $3.5 million, net of tax, and a non-cash other than temporary impairment charge of approximately $600,000, net of tax, on a trust preferred security investment.

Kevin Cummings, President and CEO said, “2013 was a memorable year for Investors. We completed the acquisition of Roma Financial, achieved record earnings for the Company and we announced our second step stock offering. This is a busy time here at Investors and we are excited about what the future holds for our Company."

The Company announced today that the Board of Directors declared a cash dividend of $0.05 per share to stockholders of record as of February 10, 2014, payable on February 25, 2014.

The following represents performance highlights and significant events that occurred during the period:

•	On December 18, 2013, the Company announced its second-step offering in which it plans to issue new shares of common stock and expects to complete the transaction during the second quarter of 2014.

•	The Company completed the acquisition of Roma Financial on December 6, 2013 which added $1.34 billion in deposits and $991.0 million in net loans.

•
On January 10, 2014, the Company completed its acquisition of Gateway Community Financial Corp. (“Gateway”). Gateway operates 4 branches in Gloucester County, New Jersey. As of September 30, 2013, Gateway had approximately $301 million in assets and $269 million in deposits.

•
Net loans increased $2.58 billion, or 25.0%, to $12.88 billion at December 31, 2013 from $10.31 billion at December 31, 2012. For the year ended December 31, 2013, we originated $1.45 billion in residential loans, $1.59 billion in multi-family loans, $454.2 million in commercial real estate loans, $251.0 million in commercial and industrial loans and $79.6 million in consumer loans.

•
Net interest margin for the three months ended December 31, 2013 was 3.41%. This represents a decrease of 10 basis points compared to December 31, 2012 and an increase of 3 basis points compared to the third quarter of 2013.

•
Deposits increased by $1.95 billion from $8.77 billion at December 31, 2012 to $10.72 billion at December 31, 2013, core deposits accounts (savings, checking and money market accounts) increased $1.53 billion or 26.4% from December 31, 2012. As of December 31, 2013, core deposits represents approximately 68% of total deposits.

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $15.9 million, or 12.2%, to $146.0 million for the three months ended December 31, 2013 from $130.2 million for the three months ended December 31, 2012. This increase is attributed to the average balance of interest-earning assets increasing $2.30 billion or 19.9%, to $13.88 billion for the three months ended December 31, 2013 from $11.58 billion for the three months ended December 31, 2012 due to organic growth and acquisitions. This was partially offset by the weighted average yield on interest-earning assets decreasing 29 basis points to 4.21% for the three months ended December 31, 2013 compared to 4.50% for the three months ended December 31, 2012.

Interest income on loans increased by $14.2 million, or 11.7%, to $134.9 million for the three months ended December 31, 2013 from $120.8 million for the three months ended December 31, 2012, reflecting a $2.10 billion or 21.3%, increase in the average balance of net loans to $11.96 billion for the three months ended December 31, 2013 from $9.85 billion for the three months ended December 31, 2012. The increase is primarily attributed to the average balance of multi-family loans and commercial real estate loans increasing $1.19 billion and $418.2 million, respectively, as we continue to focus on diversifying our loan portfolio by adding more multi-family loans and commercial real estate loans. Additionally, the average balance of residential loans increased by $469.4 million, commercial and industrial loans increased by $60.3 million, while construction loans decreased $41.8 million for the three months ended December 31, 2013. This increase was partially offset by a 39 basis point decrease in the average yield on net loans to 4.51% for the three months ended December 31, 2013 from 4.90% for the three months ended December 31, 2012. Prepayment penalties, which are included in interest income increased to $5.1 million for the three months ended December 31, 2013 from $3.2 million for the three months ended December 31, 2012, however, the decrease in average yield on net loans reflects lower rates on new and refinanced loans due to the current interest rate environment.

Interest income on all other interest-earning assets, excluding loans, increased by $1.7 million or 18.4%, to $11.1 million for the three months ended December 31, 2013 from $9.4 million for the three months ended December 31, 2012. Income from Federal Home Loan Bank Stock increased by $391,000 or 26.3% for the three months ended December 31, 2013. The average balance in all other interest-earning assets, excluding loans, increased $197.2 million to $1.92 billion for the three months ended December 31, 2013 from $1.72 billion for the three months ended December 31, 2012. The weighted average yield on interest-earning assets, excluding loans increased 13 basis points to 2.31% for the three months ended December 31, 2013 compared to 2.18% for the three months ended December 31, 2012.

Total interest and dividend income increased by $48.9 million, or 9.9%, to $545.1 million for the year ended December 31, 2013 from $496.2 million for the year ended December 31, 2012. This increase is attributed to the average balance of interest-earning assets increasing $1.94 billion, or 17.7%, to $12.91 billion for the year ended December 31, 2013 from $10.97 billion for the year ended December 31, 2012. This was partially offset by the weighted average yield on interest-earning assets decreasing 30 basis points to 4.22% for the year ended December 31, 2013 compared to 4.53% for the year ended December 31, 2012 reflecting the lower interest rate environment.

Interest income on loans increased by $49.4 million, or 10.9%, to $504.6 million for the year ended December 31, 2013 from $455.2 million for the year ended December 31, 2012, reflecting a $1.79 billion, or 19.4%, increase in the average balance of net loans to $11.07 billion for the year ended December 31, 2013 from $9.27 billion for the year ended December 31, 2012. The average balance of residential loans increased $63.3 million for the year ended December 31, 2013. The additional increases are primarily attributed to the average balance of multi-family loans, commercial real estate loans and commercial and industrial loans increasing $1.20 billion, $538.2 million and $56.9 million, respectively, as we continue to focus on diversifying our loan portfolio by adding more multi-family loans and commercial real estate loans. This increase was partially offset by a 35 basis point decrease in the average yield on net loans to 4.56% for the year ended December 31, 2013 from 4.91% for the year ended December 31, 2012. Prepayment penalties, which are included in interest income increased to $15.9 million for the year ended December 31, 2013 from $8.6 million for the year ended December 31, 2012, however the decrease in average yield on net loans reflects lower rates on new and refinanced loans due to the current interest rate environment.

Interest income on all other interest-earning assets, excluding loans, decreased by $522,000, or 1.3%, to $40.4 million for the year ended December 31, 2013 from $41.0 million for the year ended December 31, 2012. This decrease reflected the weighted average yield on interest-earning assets, excluding loans, decreasing by 23 basis points to 2.19% for the year ended December 31, 2013 compared to 2.42% for the year ended December 31, 2012 reflecting the current interest rate environment. This was partially offset by a $150.7 million increase in the average balance of all other interest-earning assets, excluding loans, to $1.85 billion for the year ended December 31, 2013 from $1.70 billion for the year ended December 31, 2012.

Interest Expense

Total interest expense decreased by $854,000, or 3.0%, to $27.8 million for the three months ended December 31, 2013 from $28.6 million for the three months ended December 31, 2012. This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 21 basis points to 0.92% for the three months ended December 31, 2013 compared to 1.13% for the three months ended December 31, 2012. This was partially offset by the average balance of total interest-bearing liabilities increasing by $1.99 billion, or 19.7%, to $12.10 billion for the three months ended December 31, 2013 from $10.11 billion for the three months ended December 31, 2012.

Interest expense on interest-bearing deposits decreased $660,000, or 4.7% to $13.3 million for the three months ended December 31, 2013 from $14.0 million for the three months ended December 31, 2012. This decrease is attributed to a 10 basis point decrease in the average cost of interest-bearing deposits to 0.61% for the three months ended December 31, 2013 from 0.71% for the three months ended December 31, 2012 as deposit rates reflect the lower interest rate environment. The impact from these decreases was partially offset by the average balance of total interest-bearing deposits increasing $816.5 million, or 10.4% to $8.68 billion for the three months ended December 31, 2013 from $7.87 billion for the three months ended December 31, 2012. The average balances of core deposit accounts (savings, checking and money market) increased by $865.0 million over the prior year period.

Interest expense on borrowed funds decreased by $194,000 or 1.3%, to $14.5 million for the three months ended December 31, 2013 from $14.7 million for the three months ended December 31, 2012. The average cost of borrowing decreased 92 basis points to 1.70% for the three months ended December 31, 2013 from 2.62% for the three months ended December 31, 2012 as maturing and new borrowings repriced to lower interest rates. Partially offsetting the impact was the average balance of borrowed funds increasing $1.18 billion or 52.6%, to $3.41 billion for the three months ended December 31, 2013 from $2.24 billion for the three months ended December 31, 2012.

Total interest expense decreased by $13.8 million, or 11.2%, to $109.6 million for the year ended December 31, 2013 from $123.4 million for the year ended December 31, 2012. This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 29 basis points to 0.98% for the year ended December 31, 2013 compared to 1.27% for the year ended December 31, 2012. This was partially offset by the average balance of total interest-bearing liabilities increasing by $1.52 billion, or 15.6%, to $11.24 billion for the year ended December 31, 2013 from $9.72 billion for the year ended December 31, 2012.

Interest expense on interest-bearing deposits decreased $13.6 million, or 21.4% to $50.0 million for the year ended December 31, 2013 from $63.6 million for the year ended December 31, 2012. This decrease is attributed to a 23 basis point decrease in the average cost of interest-bearing deposits to 0.62% for the year ended December 31, 2013 from 0.85% for the year ended December 31, 2012 as deposit rates reflect the lower interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $562.0 million, or 7.5% to $8.06 billion for the year ended December 31, 2013 from $7.50 billion for the year ended December 31, 2012. The average balances of core deposit accounts (savings, checking and money market) increased $867.4 million for the year ended December 31, 2013 over the prior year period.

Interest expense on borrowed funds decreased by $189,000 or 0.32% to $59.7 million for the year ended December 31, 2013. The average cost of borrowed funds decreased by 81 basis points to 1.88% for the year ended December 31, 2013 from 2.69% for the year ended December 31, 2012 as maturing and new borrowings repriced to current interest rates, while the average balance of borrowed funds increased by $956.3 million or 43.0%, to $3.18 billion for the year ended December 31, 2013 from $2.22 billion for the year ended December 31, 2012.

Net Interest Income

Net interest income increased by $16.7 million, or 16.5%, to $118.3 million for the three months ended December 31, 2013 from $101.5 million for the three months ended December 31, 2012. The increase was primarily due to the average balance of interest earning assets increasing $2.30 billion to $13.88 billion at December 31, 2013 compared to $11.58 billion at December 31, 2012, as well as a 21 basis point decrease in our cost of interest-bearing liabilities to 0.92% for the three months ended December 31, 2013 from 1.13% for the three months ended December 31, 2012. These were partially offset by the average balance of our interest bearing liabilities increasing $1.99 billion to $12.10 billion at December 31, 2013 compared to $10.11 billion at December 31, 2012, as well as the yield on our interest-earning assets decreasing 29 basis points to 4.21% for the three months ended December 31, 2013 from 4.50% for the three months ended December 31, 2012. The net interest spread decreased by 7 basis points to 3.29% for the three months ended December 31, 2013 from 3.36% for the three months ended December 31, 2012 as the yield on interest earning assets declined 29 basis points while the yield of interest bearing liabilities declined 21 basis points.

Net interest income increased by $62.7 million, or 16.8%, to $435.4 million for the year ended December 31, 2013 from $372.7 million for the year ended December 31, 2012. The increase was primarily due to the average balance of interest earning assets increasing $1.94 billion to $12.91 billion at December 31, 2013 compared to $10.97 billion at December 31, 2012, as well as a 29 basis point decrease in our cost of interest-bearing liabilities to 0.98% for the year ended December 31, 2013 from 1.27% for the year ended December 31, 2012. These were partially offset by the average balance of our interest bearing liabilities increasing $1.52 billion to $11.24 billion at December 31, 2013 compared to $9.72 billion at December 31, 2012, as well as the yield on our interest-earning assets decreasing 30 basis points to 4.22% for the year ended December 31, 2013 from 4.53% for the year ended December 31, 2012. The net interest spread decreased one basis point to 3.25% for the year ended December 31, 2013 from 3.26% for the year ended December 31, 2012.

Non-Interest Income

Total non-interest income decreased by $3.0 million, or 28.8% to $7.5 million for the three months ended December 31, 2013 from $10.5 million for the three months ended December 31, 2012. The decrease is primarily attributed to the gain on the sale of loans decreasing $3.5 million to $1.4 million for the three months ended December 31, 2013 as compared to $5.0 million for the three months ended December 31, 2012 due to a lower volume of sales in the secondary market at slightly lower margins. In addition, gain on security transactions increased by $77,000 for the three months ended December 31, 2013, offset by net impairment losses on investment securities of $977,000. Each quarter, the Company conducts an evaluation of its securities portfolio to determine whether the value of any security has declined below its cost or amortized cost, and whether such decline is other-than-temporary. At December 31, 2013, the discounted cash flow projected for one of the Company's pooled trust preferred securities fell below its adjusted book value. Based on the review of underlying collateral, the credit of this security has continued to deteriorate and therefore the Company recorded net other-than-temporary impairment ("OTTI") charge of $977,000 for the three months ended December 31, 2013. These decreases were offset by increases to fees and service charges of $680,000 and net gains on sales of other real estate owned of $821,000.

Total non-interest income decreased by $7.5 million, or 17.1% to $36.6 million for the year ended December 31, 2013 from $44.1 million for the year ended December 31, 2012. The decrease is primarily attributed to the gain on the sale of loans decreasing $12.1 million to $8.7 million for the year ended December 31, 2013 as compared to $20.9 million for the year ended December 31, 2012 due to lower volume of sales in the secondary market at slightly lower margins as well as a decrease of $498,000 on gains on security transactions during the year ended December 31, 2013. For the year ended December 31, 2013 the Company had net impairment losses on investment securities of $977,000 discussed above. These decreases were offset by increases to fees and service charges of $2.2 million which included a $1.6 million reversal of a previously established valuation reserve on mortgage servicing rights, and net gains on sale of other real estate owned of $1.6 million. Other income increased by $1.1 million as a result of income on increased sales of non-deposit investment products.

Non-Interest Expenses

Total non-interest expenses increased by $12.4 million, or 20.9%, to $71.9 million for the three months ended December 31, 2013 from $59.5 million for the three months ended December 31, 2012. Included in non-interest expenses for the three months ended December 31, 2013 and 2012 are non-recurring acquisition related expenses of $5.6 million and $7.3 million, respectively. Excluding acquisition related expenses, compensation and fringe benefits increased $7.7 million for the three months ended December 31, 2013 primarily as a result of the staff additions to support our continued growth as well as normal merit increases. The Company has continued to increase its branch network and enter new markets through acquisitions as well as organic growth. Exclusive of the non-recurring acquisition expenses, this has resulted in an increase in data processing, occupancy expense and advertising expenses, of $2.1 million, $1.9 million, and $808,000, respectively, for the three months ended December 31, 2013. Excluding non-recurring acquisition expenses, other operating expense also increased $896,000 for the three months ended December 31, 2013 related to higher recruiting, training and insurance expenses. FDIC insurance premium increased by $500,000 for the three months ended December 31, 2013 compared to December 31, 2012.

Total non-interest expenses increased by $38.7 million, or 18.7%, to $245.7 million for the year ended December 31, 2013 from $207.0 million for the year ended December 31, 2012. Included in non-interest expenses for the year ended December 31, 2013 and 2012 are non-recurring acquisition related expenses of $5.6 million and $13.3 million, respectively. Excluding acquisition related expenses, compensation and fringe benefits increased $23.4 million for the year ended December 31, 2013 primarily as a result of the staff additions to support our continued growth, a $1.8 million one-time charge related to medical insurance, as well as normal merit increases The Company has continued to increase its branch network and enter new markets through acquisitions as well as organic growth. Exclusive of the non-recurring acquisition expenses, this has resulted in an increase to occupancy expense, data processing, professional fees and advertising expenses of $5.7 million $4.9 million, $3.3 million and $1.7 million, respectively, for the year ended December 31, 2013. Additionally, for the years ended December 31, 2013 and December 31, 2012, occupancy expense includes a one-time charge of approximately $1.0 million and $3.0 million, respectively, for the early termination of certain leased facilities. Our FDIC insurance premium also increased by $4.2 million for the year ended December 31, 2013 as compared to the year ended December 31, 2012. This increase is a result of the FDIC final rules for determining deposit insurance assessment, effective March 1, 2013. Excluding non-recurring acquisition expenses, other operating expense increased by $2.7 million for the year ended December 31, 2013 related to higher recruiting, training and insurance expenses, and amortization of deposit premium increased $580,000.

Income Taxes

Income tax expense was $17.1 million for the three months ended December 31, 2013, representing a 38.32% effective tax rate compared to income tax expense of $14.2 million for the three months ended December 31, 2012 representing a 39.85% effective tax rate.

Income tax expense was $63.8 million for the year ended December 31, 2013, representing a 36.27% effective tax rate compared to income tax expense of $56.1 million for the year ended December 31, 2012 representing a 38.72% effective tax rate.

Provision for Loan Losses

Our provision for loan losses was $9.3 million for the three months ended December 31, 2013 compared to $17.0 million for the three months ended December 31, 2012. For the three months ended December 31, 2013, net charge-offs were $2.1 million compared to $6.1 million for the three months ended December 31, 2012. For the year ended December 31, 2013, our provision for loan losses was $50.5 million compared to $65.0 million for the year ended December 31, 2012. For the year ended December 31, 2013, net charge-offs were $18.7 million compared to $40.1 million for the year ended December 31, 2012. Our provision for the three months and year ended December 31, 2013 is a result of continued growth in the loan portfolio, specifically the multi-family, commercial real estate and commercial and industrial portfolios; the inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending and commercial and industrial lending and the level of non-performing loans and delinquent loans caused by the adverse economic and real estate conditions in our lending area.

Our past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (PCI) loans, primarily consisting of loans recorded in the acquisitions of Roma Financial and Marathon Bank. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by Investors.  The following table sets forth non-accrual loans and accruing past due loans (excluding delinquent PCI loans) on the dates indicated as well as certain asset quality ratios.

	December 31, 2013		September 30, 2013		June 30, 2013		March 31, 2013		December 31, 2012
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	97	$17.9	52	$15.1	55	$17.9	76	$20.0	114	$34.3
Construction	1	0.3	—	—	—	—	—	—	—	—
Multi-family	3	1.4	4	9.2	1	0.1	2	4.5	1	0.2
Commercial real estate	11	16.4	2	3.2	—	—	1	0.5	6	16.5
Commercial and industrial	10	5.9	2	0.2	1	0.1	2	1.1	3	0.6
Total 30 to 59 days past due	122	$41.9	60	$27.7	57	$18.1	81	$26.1	124	$51.6
60 to 89 days past due:
Residential and consumer	40	6.6	26	7.3	37	10.3	36	9.7	45	11.9
Construction	1	0.5	—	—	—	—	—	—	—	—
Multi-family	2	0.2	2	3.6	—	—	2	0.6	3	4.0
Commercial real estate	4	10.3	2	0.3	—	—	1	0.3	4	3.0
Commercial and industrial	2	0.3	1	0.3	1	0.1	4	0.8	2	2.6
Total 60 to 89 days past due	49	17.9	31	11.5	38	10.4	43	11.4	54	21.5
Total accruing past due loans	171	$59.8	91	$39.2	95	$28.5	124	$37.5	178	$73.1
Non-accrual:
Residential and consumer	304	74.3	305	75.1	286	72.0	328	84.1	354	82.5
Construction	18	16.2	7	14.2	9	21.8	9	24.1	9	25.8
Multi-family	5	5.9	9	16.8	10	17.2	7	14.5	5	11.1
Commercial real estate	12	2.7	3	1.6	3	2.0	6	10.2	4	0.8
Commercial and industrial	4	1.3	8	1.9	6	1.5	6	2.8	2	0.4
Total non-accrual loans	343	$100.4	332	$109.6	314	$114.5	356	$135.7	374	$120.6
Accruing troubled debt restructured loans	50	$39.6	36	$24.5	29	$19.7	18	$9.0	22	$15.8
Non-accrual loans to total loans		0.77%		0.95%		1.04%		1.28%		1.16%
Allowance for loan loss as a percent of non-accrual loans		173.30%		152.18%		134.90%		110.21%		117.92%
Allowance for loan losses as a percent of total loans		1.33%		1.45%		1.40%		1.41%		1.36%

Total non-accrual loans decreased by $20.2 million to $100.4 million at December 31, 2013 compared to $120.6 million at December 31, 2012 as we continue to diligently resolve our troubled loans. At December 31, 2013, our allowance for loan loss as a percent of total loans was 1.33%. At December 31, 2013, there were $51.0 million of loans deemed troubled debt restructuring, of which $21.0 million were residential and consumer loans, $12.2 million of multi family loans, $11.7 of commercial real estate loans, $4.5 million of construction loans and $1.6 million of commercial and industrial loans. $39.6 million of the troubled debt restructured loans were classified as accruing and $11.4 million of these loans were classified as non-accrual at December 31, 2013.

The allowance for loan losses increased by $31.7 million to $173.9 million at December 31, 2013 from $142.2 million at December 31, 2012. The increase in our allowance for loan losses is due to the growth of the loan portfolio and the increased credit risk in our overall portfolio, particularly the inherent credit risk associated with commercial real estate lending. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of non-performing loans and delinquent loans and the impact of the deterioration of the real estate and economic environments in our lending area.

Balance Sheet Summary
Total assets increased by $2.90 billion, or 22.8%, to $15.62 billion at December 31, 2013 from $12.72 billion at December 31, 2012. Approximately $1.17 billion of this increase is attributed to the acquisition of Roma Financial. The remaining increases were largely the result of net loans, including loans held for sale, increasing by $2.56 billion to $12.89 billion at December 31, 2013 from $10.34 billion at December 31, 2012. In addition, stock in FHLB increased $27.6 million to $178.1 million at December 31, 2013 from $150.5 million at December 31, 2012.

Net loans, including loans held for sale, increased by $2.56 billion, or 24.7%, to $12.89 billion at December 31, 2013 from $10.34 billion at December 31, 2012. At December 31, 2013, total loans were $13.06 billion which included $5.70 billion in residential loans, $3.99 billion in multi-family loans, $2.51 billion in commercial real estate loans, $202.3 million in construction loans, $404.0 million in consumer and other loans and $268.4 million in commercial and industrial loans. Net loans acquired from Roma Financial was $991.0 million. For the year December 31, 2013, we originated $1.59 billion in multi-family loans, $454.2 million in commercial real estate loans, $251.0 million in commercial and industrial loans, $79.6 million in consumer and other loans and $57.5 million in construction loans. This increase in loans reflects our continued focus on generating multi-family and commercial real estate loans, which was partially offset by pay downs and payoffs of loans. The loans we originate and purchase are on properties located primarily in New Jersey and New York.

We originate residential mortgage loans through our mortgage subsidiary, Investors Home Mortgage Co. For the year ended December 31, 2013, Investors Home Mortgage Co. originated $1.45 billion in residential mortgage loans of which $379.8 million were for sale to third party investors and $1.07 billion were added to our portfolio. We also purchased mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the year December 31, 2013, we purchased loans totaling $1.05 billion from these entities.

Securities, in the aggregate, decreased by $51.6 million, or 3.3%, to $1.62 billion at December 31, 2013. We acquired $395.6 million of securities from Roma Financial and sold substantially all of that portfolio upon the completion of the acquisition. The decrease is attributed to normal pay downs and maturities during the year ended December 31, 2013 and the decrease in market value of available for sale securities of $23.1 million from December 31, 2012. For the three months ended December 31, 2013, we recorded an OTTI charge on a previously impaired pooled trust preferred security. During the second quarter of 2013, the Company reclassified $524.0 million of securities available for sale to securities held to maturity as the Company has the intent and ability to hold these securities until maturity. In December, regulatory agencies adopted a rule on the treatment of certain collateralized debt obligations backed by trust preferred securities to implement sections of the Dodd-Frank Wall Street Reform and Consumer Protection Act, known as the Volcker Rule. Upon evaluation of the impact of the Volcker Rule, the Company reclassified a trust preferred security with a fair value of $670,000 from held-to maturity to available for sale as the Company will be required to sell this security. The security had no unrealized loss at the time of transfer.

Deposits increased by $1.95 billion or 22.2% from $8.77 billion at December 31, 2012 to $10.72 billion at December 31, 2013 of which $1.34 billion is from the acquisition of Roma Financial. Core deposits increased $1.53 billion or 26.4%, as well as an increase to certificates of deposit totaling $418.6 million. Core deposits represents approximately 68% of our total deposit portfolio.

Borrowed funds increased $661.6 million, or 24.5%, to $3.37 billion at December 31, 2013 from $2.71 billion at December 31, 2012 due to the funding of our asset growth.

Stockholders' equity increased $267.5 million to $1.33 billion at December 31, 2013 from $1.07 billion at December 31, 2012. The increase is primarily attributed to the $112.0 million of net income for the year ended December 31, 2013 as well as an increase of $179.1 million attributed to the acquisition of Roma Financial. These increases were offset by an $18.1 million increase to other comprehensive loss primarily attributed to the decrease in value of available for sale securities at December 31, 2013. Stockholders' equity was also impacted by $0.20 per common share of a cash dividend for the year end that resulted in a decrease of $22.4 million.

About the Company
Investors Bancorp, Inc. is the holding company for Investors Bank, which as of December 31, 2013 operates from its corporate headquarters in Short Hills, New Jersey and 129 offices located throughout New Jersey and New York.

Earnings Conference Call January 31, 2014 at 11:00 a.m. (ET)
The Company, as previously announced, will host an earnings conference call Friday, January 31, 2014 at 11:00 a.m. (ET). The toll-free dial-in number is: (888) 317-6016. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email, and a calendar invitation for the event.
Conference Call Pre-registration link: http://dpregister.com/10038902
A telephone replay will be available beginning on January 31, 2014 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on May 1, 2014. The replay number is (877) 344-7529 password 10038902. The conference call will also be simultaneously webcast on the Company's website www.myinvestorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31, 2013	December 31, 2012
	(unaudited)
Assets	(In thousands)

Cash and cash equivalents	$250,689	155,153
Securities available-for-sale, at estimated fair value	785,032	1,385,328
Securities held-to-maturity, net (estimated fair value of $839,064 and $198,893 at December 31, 2013 and December 31, 2012 respectively)	831,819	179,922
Loans receivable, net	12,882,544	10,306,786
Loans held-for-sale	8,273	28,233
Federal Home Loan Bank stock	178,126	150,501
Accrued interest receivable	47,448	45,144
Other real estate owned	8,516	8,093
Office properties and equipment, net	138,105	91,408
Net deferred tax asset	216,206	150,006
Bank owned life insurance	152,788	113,941
Intangible assets	109,129	99,222
Other assets	14,395	8,837
Total Assets	$15,623,070	12,722,574
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$10,718,811	8,768,857
Borrowed funds	3,367,274	2,705,652
Advance payments by borrowers for taxes and insurance	67,154	52,707
Other liabilities	135,504	128,541
Total liabilities	14,288,743	11,655,757
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares; none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 143,937,917 issued; 138,449,196 and 111,915,882 outstanding at December 31, 2013 and December 31, 2012, respectively	596	532
Additional paid-in capital	721,689	533,858
Retained earnings	734,563	644,923
Treasury stock, at cost; 5,488,721 and 6,104,398 shares at December 31, 2013 and December 31, 2012, respectively	(67,046)	(73,692)
Unallocated common stock held by the employee stock ownership plan	(29,779)	(31,197)
Accumulated other comprehensive loss	(25,696)	(7,607)
Total stockholders' equity	1,334,327	1,066,817
Total liabilities and stockholders' equity	$15,623,070	12,722,574

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$134,940	120,783	504,622	455,221
Securities:
Government-sponsored enterprise obligations	5	1	9	15
Mortgage-backed securities	7,722	6,637	28,057	30,167
Equity securities available-for-sale	20	7	61	17
Municipal bonds and other debt	1,472	1,235	5,873	5,174
Interest-bearing deposits	8	10	49	40
Federal Home Loan Bank stock	1,877	1,486	6,397	5,555
Total interest and dividend income	146,044	130,159	545,068	496,189
Interest expense:
Deposits	13,301	13,961	49,969	63,582
Secured borrowings	14,489	14,683	59,673	59,862
Total interest expense	27,790	28,644	109,642	123,444
Net interest income	118,254	101,515	435,426	372,745
Provision for loan losses	9,250	17,000	50,500	65,000
Net interest income after provision for loan losses	109,004	84,515	384,926	307,745
Non-interest income
Fees and service charges	4,475	3,795	18,804	16,564
Income on bank owned life insurance	716	886	2,898	2,778
Gain on loan transactions, net	1,446	4,992	8,748	20,866
Gain (loss) on securities transactions	66	(11)	772	274
Impairment losses on investment securities:
Impairment losses on investment securities	(939)	—	(939)	—
Noncredit-related recognized in comprehensive income	(38)	—	(38)	—
Net impairment losses on investment securities recognized in earnings	(977)	—	(977)	—
Gain (loss) on sales of other real estate owned, net	763	(58)	1,451	(180)
Other income	965	869	4,875	3,810
Total non-interest income	7,454	10,473	36,571	44,112
Non-interest expense
Compensation and fringe benefits	38,293	32,956	128,765	109,197
Advertising and promotional expense	2,368	1,560	8,602	6,854
Office occupancy and equipment expense	10,200	8,315	39,226	33,558
Federal insurance premiums	3,900	3,400	14,950	10,770
Stationery, printing, supplies and telephone	951	790	3,395	2,852
Professional fees	3,269	1,896	11,154	9,487

Data processing service fees	7,058	5,851	19,844	17,405
Other operating expenses	5,821	4,690	19,775	16,884
Total non-interest expenses	71,860	59,458	245,711	207,007
Income before income tax expense	44,598	35,530	175,786	144,850
Income tax expense	17,089	14,159	63,755	56,083
Net income	$27,509	$21,371	$112,031	$88,767

Basic earnings per share	$0.24	$0.20	$1.02	$0.83
Diluted earnings per share	$0.24	$0.20	$1.01	$0.82
Weighted average shares outstanding:
Basic	115,338,792	107,443,387	109,659,827	107,371,685
Diluted	116,835,548	108,508,350	110,994,449	108,091,522

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	December 31, 2013			December 31, 2012
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$178,112	8	0.02%	118,755	10	0.03%
Securities available-for-sale	830,967	4,066	1.96%	1,292,606	5,163	1.60%
Securities held-to-maturity	734,255	5,153	2.81%	180,694	2,717	6.01%
Net loans	11,955,580	134,940	4.51%	9,854,541	120,783	4.90%
Federal Home Loan Bank stock	177,018	1,877	4.24%	127,986	1,486	4.64%
Total interest-earning assets	13,875,932	146,044	4.21%	11,574,582	130,159	4.50%
Non-interest earning assets	610,314			545,752
Total assets	$14,486,246			$12,120,334

Interest-bearing liabilities:
Savings	1,864,064	1,581	0.34%	1,653,466	1,848	0.45%
Interest-bearing checking	1,969,017	1,687	0.34%	1,674,235	1,621	0.39%
Money market accounts	1,886,681	2,524	0.54%	1,527,031	1,838	0.48%
Certificates of deposit	2,964,722	7,509	1.01%	3,013,228	8,654	1.15%
Interest bearing deposits	8,684,484	13,301	0.61%	7,867,960	13,961	0.71%
Borrowed funds	3,414,634	14,489	1.70%	2,238,159	14,683	2.62%
Total interest-bearing liabilities	12,099,118	27,790	0.92%	10,106,119	28,644	1.13%
Non-interest bearing liabilities	1,191,788			957,833
Total liabilities	13,290,906			11,063,952
Stockholders' equity	1,195,340			1,056,382
Total liabilities and stockholders' equity	$14,486,246			$12,120,334

Net interest income		$118,254			$101,515

Net interest rate spread			3.29%			3.36%

Net interest earning assets	$1,776,814			$1,468,463

Net interest margin			3.41%			3.51%

Ratio of interest-earning assets to total interest- bearing liabilities	1.15	X		1.15	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For the Years Ended
	December 31, 2013			December 31, 2012
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$136,656	49	0.04%	96,945	40	0.04%
Securities available-for-sale	1,092,503	18,638	1.71%	1,250,391	22,521	1.80%
Securities held-to-maturity	449,736	15,362	3.42%	221,524	12,852	5.80%
Net loans	11,065,190	504,622	4.56%	9,271,550	455,221	4.91%
Federal Home Loan Bank stock	168,028	6,397	3.81%	124,385	5,555	4.47%
Total interest-earning assets	12,912,113	545,068	4.22%	10,964,795	496,189	4.53%
Non-interest earning assets	564,764			493,278
Total assets	$13,476,877			$11,458,073

Interest-bearing liabilities:
Savings	1,775,454	6,320	0.36%	1,535,636	7,859	0.51%
Interest-bearing checking	1,791,345	6,245	0.35%	1,467,583	6,586	0.45%
Money market accounts	1,646,235	7,537	0.46%	1,342,366	7,937	0.59%
Certificates of deposit	2,849,573	29,867	1.05%	3,155,041	41,200	1.31%
Interest bearing deposits	8,062,607	49,969	0.62%	7,500,626	63,582	0.85%
Borrowed funds	3,180,473	59,673	1.88%	2,224,126	59,862	2.69%
Total interest-bearing liabilities	11,243,080	109,642	0.98%	9,724,752	123,444	1.27%
Non-interest bearing liabilities	1,113,121			710,894
Total liabilities	12,356,201			10,435,646
Stockholders' equity	1,120,676			1,022,427
Total liabilities and stockholders' equity	$13,476,877			$11,458,073

Net interest income		$435,426			$372,745

Net interest rate spread			3.25%			3.26%

Net interest earning assets	$1,669,033			$1,240,043

Net interest margin			3.37%			3.40%

Ratio of interest-earning assets to total interest- bearing liabilities	1.15	X		1.13	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Performance Ratios

	For the Three Months Ended
	December 31,
	2013	2012

Return on average assets	0.76%	0.71%
Return on average equity	9.21%	8.09%
Return on average tangible equity	10.07%	8.88%
Interest rate spread	3.29%	3.36%
Net interest margin	3.41%	3.51%
Efficiency ratio	57.16%	53.09%
Efficiency ratio, as adjusted (1)	51.91%	46.59%
Non-interest expense to average total assets	1.98%	1.96%
Average interest-earning assets to average interest-bearing liabilities	1.15	1.15

(1) Efficiency ratio as adjusted for the three months ended December 31, 2013 excludes one-time expenses related to the acquisitions of Roma Financial of $5.6 million and a non cash other than temporary impairment charge of approximately $977,000. For the three months ended December 31, 2012, the ratio excludes one-time expenses related to the acquisition of Marathon Bank of $7.3 million.

	For the Years Ended
	December 31,
	2013	2012
Return on average assets	0.83%	0.77%
Return on average equity	10.00%	8.68%
Return on average tangible equity	10.98%	9.27%
Interest rate spread	3.25%	3.26%
Net interest margin	3.37%	3.40%
Efficiency ratio	52.06%	49.66%
Efficiency ratio, as adjusted (2)	50.66%	46.47%
Non-interest expense to average total assets	1.82%	1.81%
Average interest-earning assets to average interest-bearing liabilities	1.15	1.13

(2) Efficiency ratio as adjusted for the year ended December 31, 2013 excludes one-time expenses related to the acquisitions of Roma Financial of $5.6 million and a non cash other than temporary impairment charge of approximately $977,000. For the year ended December 31, 2012, the ratio excludes one-time expenses related to the acquisitions of Marathon Bank and Brooklyn Federal of $13.3 million.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

	December 31, 2013	December 31, 2012

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.95%	1.14%
Non-performing loans as a percent of total loans	1.07%	1.31%
Allowance for loan losses as a percent of non-accrual loans	173.30%	117.92%
Allowance for loan losses as a percent of total loans	1.33%	1.36%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (3)	11.39%	11.24%
Tier 1 risk-based capital (to risk weighted assets) (3)	10.14%	9.98%
Tier 1 leverage (core) capital (to adjusted tangible assets) (3)	8.20%	7.59%
Equity to total assets (period end)	8.54%	8.39%
Average equity to average assets	8.32%	8.92%
Tangible capital (to tangible assets)	7.90%	7.67%
Book value per common share	$9.85	$9.81

Other Data:
Number of full service offices	129	101
Full time equivalent employees	1,541	1,193

(3) Ratios are for Investors Bank and do not include capital retained at the holding company level.